Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

R. R. Donnelley & Sons Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

February 4, 2022

Dear Stockholder:

We previously sent to you proxy material for the upcoming special meeting of stockholders of R. R. Donnelley & Sons Company in connection with the proposed merger with an affiliate of Chatham Asset Management, LLC. Your Board of Directors unanimously recommends that stockholders vote FOR the two proposals on the agenda.

Since the merger proposal requires an affirmative vote from a majority of the outstanding shares entitled to vote thereon, your vote is important, no matter how many or how few shares you own. Failure to vote will have the same effect as a vote against such proposal.

If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card or voting instruction form in the envelope provided.

Thank you for your participation.

Very truly yours,

Deborah L. Steiner

General Counsel and Corporate Secretary

REMEMBER:

You can vote your shares electronically—it’s quick and easy!

Please simply follow the easy instructions on the enclosed proxy card or press the “VOTE NOW” button if you received this letter by email.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED,

1 (877) 750-8226 (toll-free from the U.S. and Canada), or

+1 (412) 232-3651 (from other locations).

Important Additional Information and Where to Find It

In connection with the proposed merger with an affiliate of Chatham Asset Management, LLC (the “Transaction”), R. R. Donnelley & Sons Company (“RRD”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement (the “Proxy Statement”) and may file certain other documents regarding the Transaction with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain, free of charge, copies of the Proxy Statement and other relevant documents filed with the SEC by RRD, once such documents have been filed with the SEC, through the website maintained by the SEC at www.sec.gov, through RRD’s investor relations website at investor.rrd.com or by contacting the RRD investor relations department at the following:

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Attn.: Johan Nystedt